Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-190724) pertaining to the Third Point Reinsurance Limited Share Incentive Plan and the Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan of Third Point Reinsurance Ltd. of our report dated February 27, 2014, except for Notes 25 and 26, as to which the date is January 19, 2015, with respect to the financial statements and financial statement schedules of Third Point Reinsurance Ltd., included in the Annual Report (Form 10-K) for the year ended December 31, 2013, as updated by this Current Report on Form 8-K filed with the Securities and Exchange Commission.

/s/ Ernst & Young Ltd.

Hamilton, Bermuda
January 20, 2015